UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2014

IGI LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08568	01-0355758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Lincoln Avenue Buena, New Jersey		08310
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (856) 697-1441

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 18, 2014, IGI Laboratories, Inc. ( the “Company”) and its subsidiaries, Igen, Inc. and IGI Labs, Inc. (collectively, including the Company, the “Borrowers”) entered into an asset-based revolving senior secured credit facility (the “Credit Agreement”) with General Electric Capital Corporation, as agent (the “Agent”), and GE Capital Bank and the other financial institutions party thereto, as lenders (the “Lenders”), pursuant to which the Lenders agreed to extend credit facilities to the Borrowers (the “Financing”).

To secure payment of the amounts financed under the Credit Agreement, the Company, its subsidiaries and the Agent entered into a Guaranty and Security Agreement (the “Guaranty and Security Agreement”).  Under the terms of the Guaranty and Security Agreement, each Borrower granted to the Agent, for the benefit of the Lenders and other secured parties, a continuing security interest in and against substantially all of its tangible and intangible assets, except intellectual property, and each of the Borrowers’ direct and indirect future subsidiaries shall guarantee the Borrowers’ obligations under the Credit Agreement.

Under the Credit Agreement, the Borrowers can request revolving loan advances up to an aggregate total amount of $10,000,000, which may be increased to $15,000,000 at the request of the Borrowers if certain conditions are met. The Borrowers may also request an incremental facility for revolving loan commitments of up to $10,000,000. Borrowings under the Credit Agreement may be made as prime rate loans with an applicable margin of 3.0% per annum or 1, 2, 3 or 6 month LIBOR loans with an applicable margin of 4.0% per annum. Availability under the Credit Agreement is calculated as 85% of the book value of eligible accounts at such time multiplied by a liquidity factor, less any reserves established by the Agent.

The term of the Credit Agreement is up to five years from the date thereof. The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, covenants that limit or restrict the Borrowers’ ability to incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into certain transactions with affiliates, pay dividends or make distributions, or repurchase stock, in each case, subject to customary exceptions for a loan facility of this size and type. In addition, the Credit Agreement contains customary events of default (subject to customary cure periods for certain events of default), including, among others, non-payment, inaccuracy of representations and warranties, covenant defaults, cross-default to material agreements, cross-default to material indebtedness, bankruptcy and insolvency and material judgment defaults.

In connection with the Financing, the Borrowers paid in full their existing credit facility with Square 1 Bank, thereby terminating their existing Loan and Security Agreement with Square 1 Bank and releasing the Borrowers from any future obligations thereunder.

The foregoing is not a complete discussion of the Credit Agreement and Guaranty and Security Agreement and is qualified in its entirety by reference to the full text of the Credit Agreement and Guaranty and Security Agreement attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, which are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of the Company is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of November 18, 2014, by and among IGI Laboratories, Inc., Igen, Inc., and IGI Labs, Inc., collectively as borrowers, IGI Labs, Inc. as the Borrower Representative (as defined in the Credit Agreement), the other persons party thereto from time to time that are designated as a “Credit Party”, General Electric Capital Corporation, as agent for GE Capital Bank and the other several financial institutions from time to time party thereto, as lenders.
10.2	Guaranty and Security Agreement, dated as of November 18, 2014, by and among IGI Laboratories, Inc., Igen, Inc., IGI Labs, Inc., and each other grantor party thereto from time to time, in favor of General Electric Capital Corporation as administrative agent for the Secured Parties (as defined in the Credit Agreement).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGI LABORATORIES, INC.

Date: November 24, 2014	By:	/s/ Jenniffer Collins
	Name:	Jenniffer Collins
	Title:	Chief Financial Officer